Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 3, 2015, except for paragraphs 7, 8 and 9 of Note 10, as to which the date is April 25, 2015 and except for paragraph 10 of Note 10, as to which the date is May XX, 2015, in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-203272) and related Prospectus of aTyr Pharma, Inc. for the registration of shares of its common stock.

Ernst & Young LLP

San Diego, California

The foregoing consent is in the form that will be signed upon the effectiveness of the reverse stock split as described in paragraph 10 of Note 10 to the consolidated financial statements.

/s/ Ernst & Young LLP

San Diego, California

April 30, 2015